June 7, 2019

James Donnellan

Owner

LVG1

d/b/a UNDERground Villas & Hotels

94A Range Road, Windham, NH 03087

Letter of Intent

Mr. Donnellan:

This letter is an offer by 2050 Corp. (“2050”) to partner with and invest in LVG1, an LLC d/b/a UNDERground Villas & Hotels (“UNDERground”), an Internet-based business targeting travel, trade, e-commerce and related support and services under the global brand “UNDERground”. The offer will become binding upon the achievement of certain milestones and signing of a Definitive Agreement.

Summary Terms

Subject to further definition of contractual terms to resell UNDERground products and services, including your full array of CBD offerings, and testing and validation of UNDERground’s e-commerce platform, 2050 proposes the following summary terms:

●	2050 shall issue to UNDERground 100,000 Series B Preferred Shares, convertible into 100,000,000 common shares which represents approximately 10% of 2050’s diluted equity capitalization. UNDERground shall have the right to distribute these shares to its employees, affiliates or representatives or have them issued to said entities directly by 2050 as required by and to be compliant with U.S. securities laws and regulations.
●	UNDERground shall issue 2050 10% of common and/or preferred equity or similar economic ownership of UNDERground, with 2050 being issued a right of participation in future UNDERground funding rounds through year-end 2022 at its 10% ownership threshold. Future investment may be made in the form of cash or preferred shares based on prevailing market prices based on a 50-day moving average closing bid price of 2050 common stock.
●	A sales and marketing commission arrangement will be executed, whereby customers signing up for an UNDERground affiliate program to be called “2050travel” will use a unique promo code. 2050travel will be labeled an “UNDERground Company” or similar. 2050travel may be rebranded as a travel solution embedded within 2050 Corp.’s social media platform currently under development.
●	UNDERground shall be given a 3-year option to spin-out/spin-off to 2050 shareholders. 2050 will bear the expenses of any S-1 or other required registration/filing for such action.

1

Further Details

●	Under a non-circumvent non-disclosure agreement (NCNDA), UNDERground will deliver the specs and engineering information on its e-commerce and travel system to 2050 so that both parties can improve and enhance the application and portal(s) and make representations to prospective testers as to the capabilities of the beta version when delivered. 2050 will provide UNDERground with any proprietary research it may perform to enhance the platform. This high-level information shall be exchanged immediately upon signing of this Agreement, or as soon as practicable when such information is obtained by either party.
●	UNDERground will deliver to 2050 weekly updates as to the development status of its travel and e-commerce platform(s) on internal conference calls or through electronic communications. 2050 will reciprocate with weekly updates on the development of its Internet social network.
●	No later than close of business 4:00pm EDT August 1, 2019, UNDERground will deliver to 2050 a beta version of its Internet platform, that will allow travel rentals and bookings, sales of products and services, and other. The system will have been tested and validated by sales outlets and end users and verified as to its efficacy, functionality and scalability by independent third parties. Upon validation of the platform and signing of a Definitive Agreement, the share exchange and spin-out/spin-off rights shall become binding and effective.
●	2050’s cannabis social network currently under development @ www.kanab.club will become a preferred marketing partner of UNDERground and will co-brand with UNDERground. This marketing will not preclude UNDERground and Kanab Club from marketing to each other’s target markets or worldwide, through their own sales efforts, so long as such activities are supportive.
●	An economic model will be negotiated under separate cover, including but not limited to sales commissions, overrides, revenue shares, residuals, referral fees, or other between UNDERground and Kanab Club for the full array of UNDERground CBD products and services.
●	UNDERground will provide support to 2050 for engineering, trouble tickets, and related, with any 2050travel specific expenses and reimbursement to be mutually negotiated before commercial launch of the system(s).

2

This is our preliminary Agreement and any changes or modification must be done in writing and signed by both parties. All terms and conditions will be subject to interpretation and ruling under the laws of the State of California.

2050 Corp.	UNDERground Villas & Hotels

Vik Grover	James Donnellan
CEO	Owner

3